                                                                               .
                                                                               .
                                                                               .
                                                                    Exhibit 12.1

CONTINENTAL AIRLINES, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(IN MILLIONS)

                                              THREE MONTHS         SIX MONTHS
                                             ENDED JUNE 30,      ENDED JUNE 30,                YEARS ENDED DECEMBER 31,
                                             --------------      --------------      --------------------------------------------
                                             2003      2002      2003      2002      2002      2001      2000      1999      1998
                                             ----      ----      ----      ----      ----      ----      ----      ----      ----
Earnings:
  Earnings (Loss) Before Income
    Taxes and Minority Interest ...........   162      (194)     (148)     (447)     (615)     (114)      562       798       642
  Less:
    Undistributed Earnings
    (Losses) of Equity Investees ..........     4         2         6         3         8        --        --        (3)       --

  Plus:
    Interest Expense ......................    93        91       188       173       356       295       251       233       178
    Capitalized Interest ..................    (6)       (9)      (13)      (20)      (36)      (57)      (57)      (55)      (55)
    Amortization of Capitalized
    Interest ..............................    10         9        20        17        35        28        21        16         6
    Portion of Rent Expense
      Representative of Interest Expense ..   208       216       415       433       852       834       778       714       461
                                             ----      ----      ----      ----      ----      ----      ----      ----      ----
                                              463       111       456       153       584       986     1,555     1,709     1,232
                                             ----      ----      ----      ----      ----      ----      ----      ----      ----
Fixed Charges:
    Interest Expense ......................    93        91       188       173       356       295       251       233       178
    Portion of Rent Expense
      Representative of Interest Expense ..   208       216       415       433       852       834       778       714       461
                                             ----      ----      ----      ----      ----      ----      ----      ----      ----
Total Fixed Charges .......................   301       307       603       606     1,208     1,129     1,029       947       639
                                             ----      ----      ----      ----      ----      ----      ----      ----      ----

Coverage Adequacy (Deficiency) ............   162      (196)     (147)     (453)     (624)     (143)      526       762       593
                                             ====      ====      ====      ====      ====      ====      ====      ====      ====

Coverage Ratio ............................  1.54        NA        NA        NA        NA        NA      1.51      1.80      1.93
                                             ====      ====      ====      ====      ====      ====      ====      ====      ====